Exhibit 10.1

Muscle Maker, Inc

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into effective as of the Effective Date (as defined below), by and between Michael J. Roper (“Employee”, “You”, “Your”, “He”) and Muscle Maker, Inc, a Nevada corporation (the “Company”). The Employee and the Company are sometimes referred to herein, each individually as a “Party” or collectively as the “Parties”.

Whereas, the Company desires to continue to employ Employee as Chief Executive Officer of the Company, and the Employee desires to continue to serve in such capacities on behalf of the Company, on the terms and conditions set forth in this Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Position and Duties.

1.1 During Your Employment, you shall serve as the Chief Executive Officer of the Company and shall report solely and directly to the Board of Directors (“Board”). You shall be responsible for oversight and management of all operations and activities of the Company. In addition, you shall perform all other duties and accept all other responsibilities incident to such position as may be reasonably assigned to You by the Board.

1.2 During Your Employment, you shall serve the Company faithfully and to the best of Your ability. You shall confer with the Board and must have the written approval prior to any mergers, acquisitions or material contracts by the company.

1.3 You expressly represent and warrant to the Company that You are not a party to any contract or agreement and are not otherwise obligated in any way, and are not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way Your ability to fully perform your duties and responsibilities under this Agreement. You further expressly represent and warrant that You are eligible to work in the United States and shall take all necessary action to comply with requests for verification of employment eligibility.

1.4 You will perform Your duties and responsibilities located remotely from Your home office in Texas or any other remote office location in the continental United States.

1.5 To the extent You are asked to serve as an officer, director or manager of the subsidiaries (“Subsidiaries”) of the Company (such as Muscle Maker Development, LLC, PokeCo Holdings, LLC, Superfit Foods, LLC and Muscle Maker Corp., LLC), Your duties to the Subsidiaries shall be deemed to have been included in this Agreement, shall not be entitled to any additional compensation hereunder, and shall be covered by all provisions of the Agreement mutatis mutandis.

Section 2. Term. You shall be employed by the Company under this Agreement commencing as of the date signed below (“Effective Date”).

Section 3. Compensation and Benefits.

3.1 Base Salary. Commencing on the Effective Date, the Company shall pay You an annual base salary of $350,000 (Three Hundred and Fifty Thousand dollars), less ordinary withholdings (the “Annual Salary”). Such Annual Salary will be payable less ordinary withholdings in accordance with the normal payroll cycle as presently exists (currently weekly) or may hereafter be adopted by the Company. Upon the one-year anniversary of the Effective Date, your annual base salary will automatically be increased to $375,000 (Three Hundred and Seventy-Five Thousand dollars), less ordinary withholdings. For each anniversary of the effective date starting in year three, you will be eligible for an annual base salary increase as determined by the Board of Directors.

3.2 Bonus. As additional compensation and as further consideration for You entering into this Agreement for services to be rendered by You, the Company may pay You annually following the end of each fiscal year, a bonus. The Company’s Board, together with the Compensation Committee of the Company’s Board, will review Your performance and may award You performance-based compensation (“Bonus”) in its sole discretion, if deemed warranted. Any such Bonus may be in cash or in securities of the Company, or any combination thereof, and shall be subject to such timing of receipt, vesting and any other conditions (including but not limited to conditions which may extend beyond the termination of this contract) as imposed by the Board at the time of such grant and at the time of adoption of any plan under which such Bonus may be granted, if any.

3.3 Stock Options. You shall receive, within 90 days of the effective date, stock options in the amount of 100,000 shares based on the Muscle Maker, Inc stock option plan. Options will vest over 5 years in accordance with this plan and are subject to the approval of the Board of Directors and Compensation Committee. Options will be subject to the terms and conditions of the stock option plan. Additional stock options may be approved by the Board of Directors together with the Compensation Committee from time to time.

3.4 Employee Benefits. Effective as of the Effective Date and as continuing benefits, You shall be eligible for employee benefits available to regular full-time executive management employees of the Company provided that You meet the eligibility requirements for such benefits. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program; and Your participation in any such plan or program shall be subject to the provisions, rules, conditions, exclusions, regulations and plan documents or policies applicable thereto. The Company remains free to change the terms of any benefit plan in its sole discretion with or without notice.

3.5 Vacation. You shall be entitled to accrue paid vacation at the rate of three (3) weeks per year. Upon separation, all accrued but not yet used vacation days will be paid in one lump sum in a final paycheck. After five years of employment you will accrue four (4) weeks per year.

3.6 Holidays. We offer seven (7) paid Company holidays: Thanksgiving Day, Christmas Day, Independence Day, Labor Day, Memorial Day, New Year’s Day and one floating holiday you can use at your discretion. You will also receive five (5) personal time off days.

3.7 Reimbursement of Expenses. You shall be entitled to reimbursement of reasonable expenses incurred by You in the course of Your duties, in accordance with applicable policies and documentation requirements of the Company.

3.8  Relocation. In the event the Company requires You to relocate a relocation package will be provided up to an amount not to exceed fifty thousand dollars ($50,000).

3.9  Technology. A laptop or desktop computer will be issued to the You for Company use. A reimbursement for cell phone usage up to two hundred dollars ($200) per month and a home internet connection up to fifty dollars ($50) per month will be granted.

3.10 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company may withhold from any amounts payable or benefits provided under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

3.11 Severance: If you are terminated by the Company for any reason other than cause, including termination without cause in connection with a change in control, you will be entitled to a severance package of eighteen (18) months of salary and health and dental benefits (“Continuation Benefits”) paid in accordance with the Company’s payroll schedule, but subject to your execution of a valid release in favor of the Company and its related parties.

Section 4. Termination.

4.1 Termination by Company for Cause. The Company may terminate Employee’s employment for Cause immediately upon written notice stating the basis for such termination. If Employee is terminated for Cause, he shall be entitled to receive all earned but unpaid compensation, bonuses (not subject to a pro-rate adjustment), and benefits through the date of termination by the Company for Cause. A termination of Employee by the Company for “Cause” occurs if Employee is terminated for any of the following reasons:

(i) Employee’s refusal to comply with a lawful instruction of the Company’s Board of Directors;

(ii) Any act or omission knowingly undertaken or omitted by Employee without a reasonable belief that such action was in the best interests of the Company, its properties, assets or business or its officers, directors or employees, as determined by the Board in its commercially reasonable discretion (including disparagement of the Company);

(iii) Theft, dishonesty or intentional falsification of any employment or Company records;

(iv) Any fraud or embezzlement involving properties, assets or funds of the Company;

(v) A material breach of this Agreement if Employee fails to cure such breach within thirty (30) days after written notice from the Company specifying the action which constitutes the breach and demanding its discontinuance;

(vi) Negligence in performing his duties, which has been brought to Employee’s attention in writing, and which (if curable) has not been cured within thirty (30) days of the notice thereof;

(vii) Intentional and improper disclosure of the Company’s confidential or proprietary information;

(viii) Employee’s conviction (including any plea of guilty or nolo contendere) to any criminal offense which constitutes a felony, or is punishable by more than one year in jail, in the jurisdiction where the conviction or plea occurred; or

(ix) Employee’s commission of an act of discrimination or harassment based on race, sex, national origin, religious, disability, age or other protected classification in the state where the act occurs.

4.2 Termination upon Death or Disability. This Agreement shall automatically terminate upon the death or disability of Employee unless employees’ death occurs while on Company business in which event the employees’ estate will receive all compensation and benefits through the date of death or disability. For purposes of this Agreement, the term “disability” shall mean the inability of Employee to perform with or without reasonable accommodation, the essential functions of his job duties due to physical or mental disablement which continues for a period of ninety (90) consecutive days during any six (6) month period, as determined by an independent qualified physician mutually acceptable to Employee and the Company. Notwithstanding the foregoing, nothing in this Agreement shall alleviate any legal responsibility of the Company to provide reasonable accommodations to Employee as may be required by applicable law.

4.3 Termination by Employee with Good Reason or by Company without Cause. This Employment Agreement and Employee’s employment with the Company may be terminated by the Employee for good reason (“Good Reason”), or by the Company without cause (“Without Cause”), including termination without cause in connection with a change in control, upon providing thirty (30) days prior written notice to the Company (which notice describes such good reason with reasonable detail) or Employee, respectively.

In the event the company terminates the Executives employment without cause, other than due to disability or death without cause, or the Employee terminates their employment for Good Reason, the Executive shall be entitled to:

(i)	Base salary through the end of the month in which the termination of employment occurs;
(ii)	Base salary, at the rate in effect of the date of termination of the Executive’s employment, for eighteen (18) months beginning with the month following the month in which the termination of his employment occurs;
(iii)	Any accrued bonuses to which the executive is entitled under the terms of the then applicable bonus plans;
(iv)	Any other amounts earned, accrued or owing under the terms of this agreement, but not yet paid;
(v)	Continued participation in all employee benefit plans or programs in which they were participating on the date of the termination of employment as permitted by their terms until the earlier of:
a.	The date which is eighteen (18) months following the end of the month in which the termination of employment occurs; or
b.	The date, or dates, he receives an equivalent coverage and benefits under the plans and programs of the subsequent employer (such coverages and benefits to be determined on a coverage by coverage, or benefit by benefit, basis); For clarity purposes, the Company will continue to pay its portion of all benefit plans including, but not limited to, the company portion/share of all health and dental premiums as per the then in effect health and dental insurance plans, provided that
i.	If the executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause, and
ii.	The economic equivalent of any benefit forgone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining such benefit himself on an individual basis;
(vi)	Other benefits in accordance with applicable plans and programs of the Company; and
(vii)	All granted and vested restricted stock units provided to the employee as part of this agreement or previously awarded units from any other agreement.

“Good Reason” shall mean the occurrence of any one or more of the following events provided Employee has notified the Company in writing of the occurrence of such event and the event has continued uncured for thirty (30) days after the Company’s receipt of such notice, unless Employee specifically agrees in writing that such event shall not be Good Reason:

(i)	Any material breach of this Employment Agreement by the Company; or
(ii)	the failure of the Company to assign this Employment Agreement to a successor to the Company or the failure of a successor to explicitly assume and agree to be bound by this Employment Agreement or a similar Employment Agreement

4.4 Termination by Employee Without Cause. Employee may terminate this Employment Agreement and his employment with the Company Without Cause upon providing thirty (30) days prior written notice to the Company, subject to the non-compete restrictions as defined in this agreement. The Company shall pay Employee all earned but unpaid compensation, bonuses (not subject to a pro-rate adjustment), and benefits through the date of termination Without Cause by Employee. The Company shall have no further obligation to pay compensation or benefits to Employee for the remainder of the balance of the Initial Employment Term. In the event the employee terminates this agreement without cause, they agree to surrender all equity awards not yet vested as of the separation date.

4.5 Return of Property. Employee agrees, upon the termination of their employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities. In addition, Employee shall return to the Company all property or equipment that Employee has been issued during the course of their employment or which he otherwise currently possesses, including, but not limited to, any computers, cellular phones, and/or similar items. Employee shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Employee’s possession. Employee acknowledges that Employee is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company and/or its affiliates. Employee further agrees that he will immediately forward to the Company any business information regarding the Company and/or any of its affiliates that has been or is inadvertently directed to Employee following Employee’s last day of employment with the Company. The provisions of this Section are in addition to any other written agreements on this subject that Employee may have with the Company and/or any of its affiliates and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

Section 5. Miscellaneous Provisions.

5.1 Confidentiality. At all times Employee both during and after employment will regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Company, including financial data, strategic business plans, product development, marketing plans, and other non-public proprietary information.

5.1a  Indemnification. The company agrees to indemnify the executive to the fullest extent permitted by law consistent with the company’s bylaws in effect as of the date hereof with respect to any acts or non-action he may have committed during the period during which he was an officer, director and/or employee of the company or any subsidiary thereof, or of any other entity of which he served as an officer, director or employee at the request of the company.

5.1b  Liability Insurance. The company agrees to obtain a directors and officers liability insurance policy covering the executive and to maintain such policy. The amount of coverage should be reasonable in relation to the executive’s position and responsibilities during the term of employment but in no event shall the amount of coverage be less than $1 million in the aggregate provided that the cost and availability of such insurance is reasonable within the marketplace.

5.2 Non-Solicitation. For a period commencing on the date of Employment with the Company and ending on the one-year anniversary of the last day payment is received from the Company, without prior written consent of the Company, Employee shall not, directly or indirectly, as a principal, manager, agent, consultant, or other similar role solicit or hire any current employees of the Company and/or its affiliates.

5.2(a) Non-Compete. Employee agrees that, during the non-compete period as defined in this agreement, executive shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent out of or consultant for any competing business with any business of company, without the written consent of company; provided, however, that this provision shall not prevent executive from investing as less than a 1% stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

A competing business is defined as any health focused restaurant chain such as Freshii, True-food kitchen, First Watch or Snap Kitchen, healthy meal prep companies, Hawaiian Poke and similar concepts but excludes traditional QSR, limited service, full service, fast casual and other restaurant segments.

The non-compete period shall cover the entire initial employment term agreement as defined in this agreement in addition to any subsequent automatic renewal periods and during any payment periods associated with a termination without cause by the company.

5.3 Assignment by Employee. This Agreement may not be assigned by Employee in whole or in part; provided, however, if Employee should die or become disabled while any amount is owed but unpaid to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to his devisees, legatees, legal guardian or other designees.

5.4 Assignment by Employer. Employee hereby acknowledges and agrees that the Company may, in its sole discretion assign this Agreement to a comparable affiliate, successor, assign (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the assets or business of the Company). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective spouses, heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement

5.5 Change in Control means:

(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

(2) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5.6 Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed as follows:

If to the Company, to:

2600 South Shore Blvd.

Suite 300

League City, TX 77573

Attention: Chairman of the Board

If to Employee:

Attention: Michael J. Roper

or, in each case, to such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

5.7 Entire Agreement. This Agreement represents the entire agreement between Employee and the Company and its affiliates with respect to Employee’s employment, and supersedes all prior discussions, negotiations, and agreements, written or oral.

5.8 Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

5.9 Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

5.10 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Texas.

5.11 Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

5.12 Employee Counsel. Employee acknowledges that he has had the opportunity to review this Agreement and the transactions contemplated hereby with his own legal counsel.

5.13 Authority. The company represents and warrants that is fully authorized and empowered to enter into this agreement and that the performance of its obligations under this agreement will not violate any agreement between the company and any other person, firm or organization.

5.14 Employment At Will. The Company and You acknowledge that Your employment is and shall continue to be “at will” as defined under applicable law. You understand that nothing in this agreement modifies your “at will” employment status with the Company; You or the Company may terminate this employment relationship at any time, with or without cause subject to the terms of this agreement.

5.15 Prevailing Party. In any action to enforce or interpret this agreement, the prevailing party shall be awarded attorney’s fees.

5.16 Effective Date: 2/14/2022

IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement effective as of the date first set forth above.

COMPANY:	Muscle Maker, Inc

	By:	/s/ Kevin Mohan
Kevin Mohan- Chairman of the Board

	Date:	February 10, 2022

EMPLOYEE:

	By:	/s/ Michael J. Roper
Michael J. Roper

	Date:	February 10, 2022